SELIGMAN NEW TECHNOLOGIES FUND II, INC.

                 SHAREHOLDER SERVICING AGREEMENT


         SHAREHOLDER SERVICING AGREEMENT, dated as of June ____, 2000, between SELIGMAN NEW TECHNOLOGIES FUND II, INC., a Maryland corporation (the "Fund"), and _______________________________________________, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc. (the "Service Agent").

         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1. Provision of Shareholder Services.

         (a) General. The Service Agent agrees to maintain accounts for its customers who have purchased or otherwise acquired shares of the Fund ("Customers"). The Service Agent has read the Fund's preliminary prospectus, dated May 2, 2000, and understands the nature of the Fund. In particular, the Service Agent understands that the Fund's common stock will not be listed on any securities exchange and that it is uncertain if a secondary market for the stock will develop. The Service Agent also understands that shares of the Fund must be held through an NSCC Network Level 3 account, and that certificated shares will not be available. The Service Agent further understands that the Fund will conduct quarterly repurchase offers in which it will offer to repurchase 5% of its outstanding shares, and that, if more than 5% (plus, in the discretion of the Fund, up to an additional 2%) of the Fund's shares are tendered for repurchase in any quarterly tender offer, the Fund will repurchase the tendered shares pro-rata on the basis of the number of shares tendered by each shareholder. The Service Agent understands that the Board of Directors of the Fund may instruct the Fund to offer to repurchase a higher (but not a lower) percentage of shares in any quarterly repurchase offer, but not higher than 25% of its outstanding shares, and that the Fund currently does not expect any quarterly repurchase offer to exceed 5%. The Service Agent agrees to provide customary shareholder services to Customers, including responding to Customer inquiries about the Fund and the transferability of shares, assisting in selecting dividend payment options and such other services and shareholder assistance as may from time to time be mutually agreed upon by the Fund and the Service Agent.

         (b) Repurchase offers. With respect to each quarterly repurchase offer by the Fund, the Service Agent agrees: to transmit to each Customer on behalf of the Fund in a timely manner the repurchase offer materials (subject to its timely receipt from the Fund of the reasonable number of copies thereof requested by the Service Agent); to respond to Customer inquiries about the procedures for tendering shares; to transmit tendered shares on behalf of those Customers who wish to tender; and to remit repurchase proceeds to the appropriate investors. If the Fund pro-rates shares tendered for repurchase, the Service Agent will be responsible for determining the correct allocation among its Customers of the repurchase proceeds and the shares not purchased.

         (c) Restrictions on transfers. The Service Agent understands that the Fund's shares are subject to transfer restrictions that permit transfers only to persons who are "qualified clients" (as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940 (the "Advisers Act")). The Service Agent agrees that (i) it will not make any sales or transfers of shares of the Fund to any of its clients unless it believes that such client is a qualified client;
(ii) it has implemented procedures designed to enable it to form a reasonable belief that any transferee of the shares who is its client is a qualified client; (iii) it will cooperate with the Securities and Exchange Commission (the "SEC") in the event of an audit or examination of the Fund's or its investment adviser's compliance with the qualified-client requirement of Rule 205-3 under the Advisers Act; and (iv) confirmations of any sales of shares by it as principal or agent to its customers will include a statement regarding the transfer restrictions applicable to the shares.

         2. Compensation.

         (a) As compensation for the services performed by the Service Agent pursuant to Section 1, the Fund will pay to the Service Agent promptly after the end of each calendar quarter a fee, calculated on each day during such quarter, at an annual rate of 0.50% of the Fund's average daily net assets attributable to shares owned by Customers, or such lesser amount if required by applicable law, rules or regulations.

         (b) If the Service Agent shall serve hereunder for less than the whole of any calendar quarter, the fee hereunder shall be prorated.


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         (c) Except as otherwise  contemplated by rule or regulation of the SEC, the National Association of Securities Dealers, Inc. or any national securities exchange, the Fund will have no other obligation to compensate the Service Agent for its costs incurred in connection with the performance of its obligations hereunder; provided, however, that the Fund shall bear the costs of printing and
distributing   the   quarterly   repurchase   offer   materials  to  the  Fund's
shareholders, including the reimbursement of the Service Agent of its reasonable costs incurred in connection therewith.

         (d) Nothing herein shall prohibit the Board of Directors of the Fund from approving the payment by the Fund of additional compensation to others for services similar to those provided hereunder.

         3. Termination of Agreement. This Agreement shall continue in full force and effect until December 31, 2001, and from year to year thereafter unless either party shall have notified the other party in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance.

         4. Indemnification. The Fund agrees to indemnify and hold harmless the Selling Agent, its officers and directors and each person who controls the Selling Agent, from and against any cost, expense, claim, liability or loss that it may incur as a result of or arising out of any untrue statement of material fact or alleged untrue statement of material fact contained in any repurchase offer material or the omission or alleged omission to state a material fact in any repurchase offer material that is necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. This Section 4 will survive any termination of this Agreement.

         5. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations. All notices shall be sent to the attention of the individual and at the address specified below. Notices shall be delivered by pre-paid mail, return receipt requested, or by a facsimile machine or similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth above).

         IN WITNESS WHEREOF, the Fund and the Service Agent have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                              SELIGMAN NEW TECHNOLOGIES FUND II, INC.



                              By: ____________________________________


                              [Broker/Dealer]


                              By: ____________________________________